Exhibit 4.8

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK

OF

ENPHASE ENERGY, INC.

Issue Date: November [___], 2011	Warrant No. [___]

Holder:	[______________________________] (“Holder”)

Class of Stock:	Common Stock, $0.00001 par value per share (“Common Stock”)

Number of Shares:	[_________________]

Exercise Price:	$0.58 per share

Expiration Date:	November [___], 2016 (the “Expiration Date”)

This Warrant (this “Warrant”) certifies that, for good and valuable consideration, Holder is entitled to purchase from Enphase Energy, Inc., a Delaware corporation (the “Company”), until 5:00 p.m. Pacific time on the Expiration Date, up to the number of fully paid and nonassessable shares of Common Stock set forth above (the “Shares”) at the exercise price per share set forth above (the “Exercise Price”), in each case as may be adjusted pursuant to Section 2 of this Warrant.

This Warrant has been issued to Holder pursuant to that certain Amended and Restated Subordinated Convertible Loan Facility and Security Agreement dated as of November 16, 2011 by and among the Company, Holder and certain other parties named as “Lenders” thereunder (such agreement, as amended, amended and restated, joined, supplemented or otherwise modified from time to time, the “Loan Facility Agreement”) and constitutes one of the “Warrants” as defined therein. Any capitalized terms used in this Warrant but not otherwise defined herein shall have the meanings ascribed in the Loan Facility Agreement.

1. EXERCISE.

1.1 Method of Exercise. Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant in whole or in part, at any time prior to the Expiration Date, by delivering a duly executed Notice of Exercise in substantially the form attached as Exhibit A to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased

1.2 Net Exercise Election. Subject to the terms and conditions of this Warrant, the Holder may elect to convert all or a portion of this Warrant, without the payment by the Holder of any additional consideration, at any time prior to the Expiration Date, by the surrender of this Warrant or such portion of this Warrant to the Company, with the net exercise election selected in the Notice of Exercise attached hereto as Exhibit A duly executed by the Holder, into up to the number of Shares that is obtained under the following formula:

X = Y (A-B)

A

Where:	X =	the number of Shares to be issued to the Holder pursuant to this Section 1.2.

	Y =	the number of Shares as to which this Warrant is then being net exercised.

	A =	the fair market value of one Share.

	B =	the Exercise Price.

For purposes of the above calculation, the fair market value of one Share shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the fair market value per Share shall be equal to the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq Global Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of its Common Stock, the fair market value per share shall be equal to the per share offering price to the public of the Company’s initial public offering. The Company will promptly respond in writing to an inquiry by the Holder as to the then current fair market value of one Share.

1.3 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, this Warrant shall automatically be reduced by the number of Shares issued and remain exercisable for such remaining Shares not so acquired, and all other terms of the Warrant shall otherwise remain in full force and effect as so adjusted. Upon final exercise of this Warrant for any such remaining number of Shares, this Warrant shall be surrendered by the Holder to the Company for cancellation.

1.4 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5 Effect of Sale, Merger, Consolidation or Liquidation of the Company. In the event the Company proposes to effect (a) a merger, consolidation or other event that would constitute a deemed liquidation, dissolution or winding up of the Company pursuant to Article V, Section 3.7 of the Company’s restated certificate of incorporation, as currently in effect (any such event, an “Acquisition”) or (b) a liquidation and dissolution of the Company, the Company shall give Holder at least ten (10) days advance written notice of such event (the “Company Notice”), which notice shall include the Company’s best estimate of the value of the Shares receivable upon exercise or conversion of this Warrant and the proposed date upon which such event is expected to occur. During such notice period, Holder may exercise this Warrant in accordance with its terms, whether or not exercise is contingent upon the happening of such event and/or existence of a minimum value of the Shares receivable upon exercise as provided on Holder’s exercise notice. If this Warrant has not been exercised prior to the happening or consummation of the event described in a Company Notice, then upon the happening or consummation of such event the following provisions will apply:

(a) if the consideration payable to holders of the Exercise Stock as a result of the Acquisition consists of cash and/or a class of securities that are registered under the Securities Exchange Act of 1934, as amended, then (1) if the fair market value of one Share immediately prior to such event (determined based on the cash proceeds payable to holders of the Exercise Stock, or determined pursuant to Section 1.2, as applicable) is greater than the Exercise Price, then this Warrant will automatically be deemed to be net exercised in full pursuant to Section 1.2 as of immediately prior to such event and (2) if the fair market value of one Share immediately prior to such event (determined based on the cash proceeds payable to holders of the Exercise Stock, or determined pursuant to Section 1.2, as applicable) is less than or equal to the Exercise Price, then this Warrant will (unless, in the event of an Acquisition, and the acquiring entity has affirmatively agreed to assume this Warrant) terminate immediately prior to the happening or consummation of the event; and

(b) if the consideration payable to holders of the Exercise Stock as a result of the Acquisition consists of consideration other than the forms of consideration described in paragraph “(a)” above, then (1) lawful and adequate provisions shall be made by the Company whereby the Holder of this Warrant shall thereafter have the right to purchase and receive (in lieu of the shares of Exercise Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Exercise Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of this Warrant in full, and (2) appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Company’s Common Stock payable in shares of the Company’s

Common Stock or other securities of the Company or subdivides or combines the outstanding shares of the Company’s Common Stock, then upon exercise or conversion of this Warrant, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend, subdivision or combination occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than an Acquisition described in Section 1.5 above or a stock dividend, split, etc. described in Section 2.1 above), Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, appropriate adjustments to the Exercise Price and to the number of securities or property issuable upon exercise or conversion of the new Warrant.

2.3 Adjustments of Exercise Price. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased. If the outstanding Shares are divided, by reclassification or otherwise, into a greater number of shares, the Exercise Price shall be proportionately decreased.

2.4 Adjustment is Cumulative. The provisions of this Section 3 shall similarly apply to successive, stock dividends, stock splits or combinations, reclassifications, exchanges, substitutions, or other events.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount by check computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Exercise Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof, and the number of Shares and the amount, if any, of other securities, cash or property receivable upon exercise or conversion hereof, and the series of adjustments leading to such Exercise Price and the number of Shares and the amount, if any, of other securities, cash or property receivable upon exercise or conversion hereof.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Reservation of Stock. The Company covenants and agrees that the Company will at all times during the term of this Warrant, have authorized and reserved a sufficient number of shares of its capital stock to provide for the exercise of the rights represented by this Warrant. If at any time during the term of this Warrant the number of authorized but unissued shares of capital stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of capital stock to such number of shares as shall be sufficient for such purposes.

4. REPRESENTATIONS OF HOLDER. Holder acknowledges that this Warrant and the Shares issuable hereunder constitute “Securities” as defined in Schedule II of the Loan Facility Agreement and are subject to the representations, warranties and covenants set forth in Section 5 of such Schedule II.

5. GENERAL PROVISIONS.

5.1 Notices. All notices and other communications given or made pursuant to this Warrant shall be given and deemed effective in accordance with Section 11 of the Loan Facility Agreement, the terms of which are incorporated herein by reference.

5.2 Counterparts; Facsimile. This Warrant may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.3 Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

5.4 Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

5.5 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Warrant.

5.6 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.7 Amendment and Waivers. This Warrant may be amended, and any provision hereof may be waived, only by a written agreement executed by each of the Company and the Required Lenders (as defined in the Loan Facility Agreement). Any amendment or waiver effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Warrant as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

5.8 Entire Agreement. This Warrant and the documents referred to herein, including but not limited to the Loan Facility Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Warrant, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

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In Witness Whereof, the parties hereto have executed this Warrant as of the Issue Date set forth above.

WARRANT HOLDER:	COMPANY:

[Name of Holder]	Enphase Energy, Inc.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

NOTICE OF EXERCISE

(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)

1. The undersigned hereby elects to purchase                      shares of the Common Stock (the “Shares”) of Enphase Energy, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the attached Warrant to Purchase Common Stock of the Company with an issue date of November [__], 2011 (the “Warrant”) (capitalized terms used but not otherwise defined in this Notice of Exercise shall have the meaning ascribed to such terms in the Warrant), as follows:

(Initial applicable method:)

a. The undersigned tenders herewith payment of the total purchase price of such Shares in full, pursuant to a check or wire transfer, in the amount of $            .

b. This exercise or conversion              [is]              [is not] contingent upon the closing of the Acquisition or other event specified in the Company Notice to Holder in accordance with Section 2.6 of the Warrant received by Holder on                      and              [is]              [is not] contingent upon a sale price or fair market value for the Company’s                          Common Stock in the Acquisition or other event of no less than the lesser of (a) $             per share or (b) the per share price set forth in the Company Notice.

c. The undersigned hereby elects to convert the Warrant into Shares by the net exercise election pursuant to Section 2.3 of the Warrant. This conversion is exercised with respect to [            ] [all of the] shares of Common Stock covered by the Warrant resulting in a net total of              Shares being issued to the undersigned.

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned. The undersigned represents that it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws and hereby repeats the representations and warranties of the undersigned that are set forth in Section 5.1 of the attached Warrant.

(Name)

(Address)

(City, State, Zip Code)

(Federal Tax Identification Number)

(Signature of Holder and, if applicable, Title)